EXHIBIT 99.2

    AGREEMENT OF LIMITED PARTNERSHIP
                   OF
          JG PARTNERSHIP, LTD.


     THIS AGREEMENT OF LIMITED PARTNER-
SHIP ("Agreement") is made this 29th day of November, 1995, by and among DAVID A. JONES, an individual
(sometimes hereinafter referred to as the "Managing Partner," a "General Partner" and a "Limited Partner"), BETTY A. JONES, an individual (sometimes hereinafter referred to as a "General Partner" and a "Limited Partner"), and any other person who executes an Addendum to Agreement of Limited Partnership in the form of Exhibit A hereto. The foregoing parties are herein referred to collectively as the "Partners" and individually as a "Partner." For purposes of this Agreement, the terms "Managing Partner," "General Partner," "Limited Partner" and "Partners" include all persons then acting in such capacities in accordance with the terms of this Agreement.

          W I T N E S S E T H:

     WHEREAS, the parties hereto wish to form a limited partnership under the laws of the Commonwealth of Kentucky for the purposes set forth herein;

     NOW, THEREFORE, in consideration of the
premises, the parties hereto agree as follows:

                ARTICLE I
                FORMATION

     1.1 Formation. The Partners do hereby form a Limited Partnership (the "Partnership") pursuant to the
Kentucky Revised Uniform Limited Partnership Act (the
"Kentucky Act"). The Managing Partner shall cause to be filed in accordance with the Kentucky Act a Certificate of Limited Partnership pertaining to the Partnership.

               ARTICLE II
             NAME AND OFFICE

     2.1 Name. The name of the Partnership shall be "JG Partnership, Ltd." The Managing Partner shall have the right and authority to operate the business of the Partner-ship under such other name(s) as may be required in any jurisdiction in which the Partnership shall operate.

     2.2  Assumed Name Certificate.  The
Partnership shall file such certificates of assumed name as shall be required by law.

     2.3 Principal Office. The principal office of the Partnership shall be at 500 West Main Street, Louisville, Kentucky 40202, or at such other place as the Managing
Partner may from time to time designate by notice to the Partners. The Managing Partner shall notify the Partners of the establishment of any office of the Partnership in addition to, or in replacement of, the principal office named herein or any replacement thereof. The books of the Partnership shall be maintained at such principal place of business or such other office as the Managing Partner may deem appro-priate.

               ARTICLE III
            PURPOSES AND TERM

     3.1 Purposes. The purposes of the Partnership are:
          (a)  To own and hold for investment or
     otherwise those stocks, partnership interests and other securities listed on Exhibit B hereto;
          (b)  To acquire, by purchase, exchange,
     contribution or otherwise, such other stocks, partnership interests, securities or other property the Managing Partner deems appropriate;
          (c)  To sell, exchange, transfer, or
     otherwise dispose of any of such stocks, partnership interests, securities and other property at such times and in such manner as the Managing Partner deems appropriate; and
          (d)  To do all things necessary or desirable
     in connection with the foregoing, or otherwise contemplated in this Agreement or the Kentucky
     Act.

     3.2 Partnership Powers. In furtherance of the purposes of the Partnership as set forth in Section 3.1 hereof, the Partnership shall have the power to do any and all things the Managing Partners deem necessary, appropriate or advisable or within the contemplation of this Agreement, and in connection therewith, the Partnership shall have all the powers of a natural person, except as otherwise specifically provided in this Agreement.

     3.3 Term. The term of the Partnership shall commence simultaneously with the filing of a Certificate of Limited Partnership in the Office of the Secretary of State of the Commonwealth of Kentucky, and shall continue until December 31, 2025, unless sooner terminated as provided in this Agreement.

               ARTICLE IV
                 CAPITAL

     4.1 Capital Contribution of Partners. Contem-poraneously with the execution of this Agreement, the Partners have contributed to the capital of the Partnership all of their respective right, title and interest in and to the property listed on Exhibit B hereto as indicated opposite their names on Exhibit C hereto in exchange for the interests (whether as a Limited Partner or General Partner) in the capital and profits of the Partnership set forth opposite their names. It is hereby agreed that the fair market values of the foregoing contributions are as set forth on Exhibit C hereto.

     4.2 Partner Percentage Interest. For purposes of this Agreement, the term "Partner Percentage Interest" means the partnership percentage set forth opposite each Partner's name on Exhibit C hereto, as amended from time to time.

     4.3  Limited Partner's Liability.  No Limited
Partner shall be liable as a Limited Partner for any debts, obligations or losses of the Partnership in excess of the sum of such Limited Partner's capital contribution under Section
4.1 hereof and such Limited Partner's share of the undis-tributed profits of the Partnership. Furthermore, no Limited Partner shall be required in such Limited Partner's capacity as a Limited Partner to contribute any capital or lend any funds to the Partnership other than as provided in Section
4.1 hereof.

     4.4 Withdrawal of Capital. No Partner shall be entitled to withdraw any part of his or her capital contribution to the Partnership, or to receive any distribution from the Partnership, except as provided in Articles IX and XI hereof. Except as may be determined by the Managing
Partner, in his sole discretion, no Partner shall be entitled to demand or receive any property from the Partnership other than cash.

     4.5  Interest on Capital Contributions.  No
Partner shall be entitled to interest on any capital contribution made to the Partnership.

     4.6 No Priority. Except as otherwise required by this Agreement, no Partner shall have priority over any other Partner as to return of capital contributions, allocations of income, gains, losses, deductions or credits, or as to distributions.

     4.7 Capital Account. There shall be established on the books of the Partnership a capital account ("Capital
Account") for each Partner, which shall control the division of the Partnership's assets and properties upon liquidation of the Partnership. It is the intention of the Partners that such Capital Accounts be maintained in accordance with the provisions of Treas. Reg. Sec1.704-1(b)(2)(iv), and this Agreement shall be so construed. Accordingly, each such Capital Account shall initially be credited with the amount of the initial capital contribution of the Partner (as set forth in Section 4.1 hereof and Exhibit B hereto), and thereafter shall be increased by (i) any cash or the fair market value of any property contributed by such Partner (net of any liabilities assumed by the Partnership or to which the contributed property is subject), (ii) the amount of all net income (whether or not exempt from tax) and gain allocated to such Partner pursuant to Sections 7.1, 7.3, 7.5 or 7.6 hereof, and (iii) any positive adjustment to basis required by section 50(c) of the Internal Revenue Code of 1986, as amended (the "Code"), and decreased by (x) the amount of all net losses allocated to such Partner pursuant to Sections
7.2, 7.3, 7.5 or 7.6 hereof (including expenditures described in section 705(a)(2)(B) of the Code, or treated as such an expenditure by reason of Treas. Reg. Sec 1.704-1(b)(2)(iv)(i)),
(y) the amount of cash, and the fair market value of property (net of any liabilities assumed by such Partner or to which the distributed property is subject) distributed to such Partner pursuant to Articles IX and XI hereof and (z) any negative adjustment to basis required by section 50(c) of the Code.

     4.8  Interest of Creditors.  Any person who
makes a loan, including a nonrecourse loan, to the Partnership shall not thereby have any direct or indirect interest in the profits, capital or property of the Partnership, other than in such person's capacity as a creditor.

                ARTICLE V
               ACCOUNTING

     5.1  Books and Records.  Copies of this
Agreement and all amendments hereto, copies of the Certificate of Limited Partnership and all amendments thereto, and the records required by the Kentucky Act shall be maintained at the Partnership's principal place of business. The Managing Partner shall maintain full and accurate books of the Partnership at the Partnership's principal place of business, or such other place as may be permitted by the Kentucky Act and as the Managing Partner may deem appropriate, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Partnership's business and affairs, including those sufficient to record the allocations and distributions provided for in Articles VII, IX and XI hereof. Such books and records shall be maintained, and the net income and net loss of the Partnership shall be determined, in the same manner as the Partnership computes its income and deductions for federal income tax purposes.

     5.2  Fiscal Year.  The fiscal year of the
Partnership shall be the calendar year ("Fiscal Year"), and the Partnership's books and records shall be closed and balanced at the end of each Fiscal Year.

     5.3  Reports.

          (a)  Within 90 days after the close of each
     Fiscal Year of the Partnership, the Managing Partner shall furnish to each person who was a Partner during such Fiscal Year all the information relating to the Partnership that shall be necessary for the preparation by each such Partner of his or her federal and state income or other tax returns.
          (b)  Within 90 days after the close of each
     Fiscal Year of the Partnership, the Managing Partner shall furnish to each person who was a Partner during such Fiscal Year an unaudited report of the business and operations of the Partnership during such Fiscal Year that shall constitute the accounting of the Managing Partner for such Fiscal Year. Such report shall include a balance sheet as of the end of such Fiscal Year, a statement of Partnership net income and net loss for such Fiscal Year, the allocation of net income and net loss among the Partners, reconciliation of cash distributions to the Partners during such Fiscal Year, and such other information as shall be reasonably necessary for the Partners to be advised of the results of the Partnership's operations for such Fiscal Year.

     5.4 Tax Returns and Other Reports. It shall be the duty of the Managing Partner to prepare, or cause to be prepared, and to file or cause to be filed on or before the due date, all federal, state and local income tax and information returns, if any, that the Partnership is required to file. The Managing Partner shall prepare and file with appropriate state authorities any reports required to be filed by the Partnership with such authorities.

           ARTICLE VI
     BANK ACCOUNTS AND EXCESS FUNDS

     All funds of the Partnership shall be deposited in its name in checking accounts, cash equivalent accounts or other investments as shall be designated by the Managing
Partner. Withdrawals therefrom shall be made upon the signature of such person or persons as may be designated by the Managing Partner.

               ARTICLE VII
  ALLOCATION OF NET INCOME AND NET LOSS

     7.1 Income. Income, determined in accordance with section 703(a) of the Code, for any Fiscal Year shall be allocated among the Partners in accordance with their respective Partner Percentage Interests in effect for such Fiscal Year.

     7.2 Losses. Losses for any Fiscal Year shall be allocated among the Partners in accordance with their respective Partner Percentage Interests in effect for such year, provided that losses shall not be allocated to a Limited Partner pursuant to this Section 7.2 to the extent such allocation would cause such Limited Partner to have a deficit Capital Account at the end of any Fiscal Year. Any such excess shall be allocated to the General Partners in accordance with their respective Partner Percentage
Interests.

     7.3  Regulatory Allocations.
          (a)  Minimum Gain Chargeback.
     Except as otherwise provided in Treas. Reg. Section 1.704-2(f), notwithstanding any other provision of this Article VII, if there is a net decrease in Partner-ship Minimum Gain, as defined in Treas. Reg.
     Section 1.704-2(b)(2) and determined under Treas.
     Reg. Section 1.704-2(d), during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year
     (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treas. Reg. Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.3(a)
     is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Section
     1.704-2(f) and shall be interpreted consistently therewith.
          (b)  Partner Minimum Gain
     Chargeback. Except as otherwise provided in Treas. Reg. Section 1.704-2(i)(4), notwithstanding any other provision of this Article VII, if there is a net decrease in Partner Nonrecourse Debt Minimum
     Gain, as defined in Treas. Reg. Section 1.704-2(i)(2) and determined in accordance with Treas. Reg.
     Section 1.704-2(i)(3), attributable to a Partner Nonrecourse Debt, as defined in Treas. Reg. Section 1.704-2(b)(4), during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt
     Minimum Gain attributable to such Partner
     Nonrecourse Debt, determined in accordance with Treas. Reg. Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent
     Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse
     Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Reg. Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
          (c)  Section 754 Adjustments.  To the
     extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to section 734(b) of the Code or section 743(b) of the Code is required, pursuant to Treas. Reg. SEC 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital
     Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulation.
          (d)  Qualified Income Offset.  If a
     Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4),
     1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6),
     items of Partnership income and gain shall be specially allocated to the Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted
     Capital Account Deficit of the Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that the Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.3(d) were not in this Agreement.
          (e)  Gross Income Allocation.  If a
     Limited Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of
     (i) the amount the Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount the Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5), the Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(e) shall be made only if and to the extent the Limited Partner would have a deficit Capital
     Account in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if Section 7.3(d) hereof and this
     Section 7.3(e) were not in this Agreement.
          (f)  Nonrecourse Deductions.
     Nonrecourse Deductions, as set forth in Treas. Reg.
     Section 1.704-2(b)(1), for any Fiscal Year shall be specially allocated to each Partner in accordance with the Partner Percentage Interests.
          (g)  Partner Nonrecourse Deductions.
     Any Partner Nonrecourse Deductions, as defined in
     Treas. Reg. Sections 1.704-2(i)(1) and 1.704-2(i)(2),
     for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt, as defined in Treas. Reg. Section 1.704-2(b)(4), to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Reg. Section 1.704-2(i)(1).

     7.4 Curative Allocations. The allocations set forth in Section 7.3 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss and deduction pursuant to this Section 7.4. Therefore, notwithstanding any other provision of Article
VII (other than the Regulatory Allocations), the Managing Partner shall make such offsetting special allocations in whatever manner he determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 7.1 and 7.2. In exercising his discretion under this Section 7.4, the Managing Partner shall take into account future
Regulatory Allocations under Sections 7.3(a) and 7.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections
7.3(f) and 7.3(g).

     7.5  Allocations with Respect to Contributed
Property.
          (a)  Section 704(c).  In accordance with
     section 704(c) of the Code and the Regulations thereunder income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 7.5(b) hereof). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 7.5(b) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Managing
     Partner in any manner that reasonably reflects the purpose and intention of this Agreement.
     Allocations pursuant to this Section 7.5(a) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account, in computing, any Partner's Capital Account or share of income, losses, other items, or distributions pursuant to any provisions of this Agreement.
          (b)  "Gross Asset Value" means, with
     respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
               (i)  The initial Gross Asset Value
          of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Managing
          Partner, provided that, if the contributing
          Partner is the Managing Partner, the
          determination of the fair market value of a contributed asset shall require the consent of the other General Partner(s).
               (ii) The Gross Asset Value of all
          Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of
          Regulations Section 1.704-1(b)(2)(ii)(g);
          provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;
               (iii)     The Gross Asset Value of any
          Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Managing Partner, provided that, if the distributee is the Managing Partner, the determination of the fair market value of the distributed asset shall require the consent of the other General Partner(s); and
               (iv) The Gross Asset Values of
          Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to section 734(b) or section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital
          Accounts pursuant to Regulation Section
          1.704-1(b)(2)(iv)(m) and Section 7.3(c)
          hereof; provided, however, that Gross Asset
          Values shall not be adjusted pursuant to this
          Section 7.5(b)(iv) to the extent the Managing
          Partner determines that an adjustment
          pursuant to Section 7.5(b)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section
          7.5(b)(iv).
     If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 7.5(b) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing income and loss.

     7.6  Allocations in Event of Transfer of
Partnership Interest. In the event of the transfer of all or any part of a Partner's interest in the Partnership (in accordance with the provisions of this Agreement) at any time other than at the beginning of a Fiscal Year, or in the event of the admission of a new Partner, the transferring Partner, transferee Partner or new Partner's share of the Partnership's net income, gain, net loss, deductions and credits, as computed both for accounting purposes and for federal income tax purposes, shall be allocated between the transferor Partner and the transferee Partner, or among the new Partner and the other Partners, as the case may be, in the same ratio as the number of days in such Fiscal Year before and after the date of such transfer or admission. Notwithstanding the foregoing, if the Partnership uses the cash receipts and disbursements method of accounting, the Partnership's "allocable cash basis items", as that term is used in section 706(d)(2)(B) of the Code, shall be allocated as required by section 706(d)(2)(B) of the Code and the Regulations promulgated thereunder.

              ARTICLE VIII
 DISTRIBUTIVE SHARES AND FEDERAL INCOME
TAX ELECTIONS

     8.1 Distributive Shares. Except as otherwise provided in this Agreement, for purposes of Subchapter K of the Code, the distributive shares of the Partners of each item of Partnership taxable income, gain, loss, deduction or credit for any Fiscal Year shall be in the same proportions as their respective shares of the items allocated to them pursuant to Sections 7.1 and 7.2 hereof, provided, however, that the General Partners' aggregate distributive share of taxable income, gain, loss, deduction or credit shall at all times equal or exceed at least one percent (1%) of each material item of Partnership income, gain, loss, deduction or credit prior to taking into account the Regulatory Allocations required by section 704 of the Code and Section
7.3 hereof.

     8.2 Elections. The election permitted to be made by section 754 of the Code, and any other elections required or permitted to be made by the Partnership under the Code, shall be made by the Managing Partner in his sole discre-tion.

               ARTICLE IX
              DISTRIBUTIONS

     9.1  Distributions of Net Cash Flow.  The
Managing Partner shall have the sole discretion to determine the amount and timing of all distributions to the Partners of net cash flow or the proceeds of the sale of any of the Partnership's assets. The Managing Partner shall have no obligation to make any minimum distributions to the Partners in any Fiscal Year. Except as otherwise required by this Agreement, all distributions for any Fiscal Year (not in kind in accordance with Section 9.2 or not in connection with the liquidation and dissolution of the Partnership in accordance with Section 11.3 hereof) shall be made to the Partners in accordance with their Partner Cash Flow
Interests set forth opposite their names on Exhibit C hereto, as amended from time to time.

     9.2 Property Distributions. If any property of the Partnership, other than cash, is distributed by the Part-nership to a Partner (in connection with the liquidation of the Partnership or otherwise), the fair market value of such Property shall be used for purposes of determining the amount of such distribution. The difference, if any, of such fair market value over (or under) the value at which such property is carried on the books of the Partnership shall be credited or charged to the Capital Accounts of the Partners in accordance with the ratio in which the Partners share in the gain and loss of the Partnership pursuant to Sections 7.1 and 7.2 hereof. The fair market value of the property distributed shall be agreed to by the Managing Partner and the distributee Partner in good faith; provided that, if the Managing Partner is the distributee Partner, the fair market value determination shall be made by the other General Partner(s) and the distributee Partner.

                ARTICLE X
               MANAGEMENT

     10.1 Management.
          (a)  Subject to the limitations and
     restrictions set forth in this Agreement, control and management of the business of the Partnership as described in Article III hereof shall be vested in the Managing Partner during the term of the Partnership, including its liquidation and dissolution. David A. Jones shall serve as the Managing Partner unless and until his successor is elected by a majority in interest of the General Partners. Except as otherwise specifically provided in this Agreement, the Limited Partners shall have no voice in, or take any part in, the management of the business of the Partnership, or have any authority or power to act on behalf of the Partnership in any manner whatsoever.
          (b)  Except as otherwise specifically
     provided in this Agreement, the Managing Partner shall have the right, power and authority on behalf of the Partnership, and in its name, to exercise all of the rights, powers and authority that may be so possessed by a general partner pursuant to the Kentucky Act, including, but not limited to, the following:
               (i)  To acquire, hold, manage, sell
          or otherwise dispose of property at such price, for cash, deferred payments, notes, securities or other property and upon such terms, as the Managing Partner deems to be in the best interests of the Partnership;
               (ii) To borrow money required for
          the business and affairs of the Partnership
          from others and to secure the repayment of such borrowings by executing mortgages or deeds of trust, pledging or otherwise encumbering or subjecting to security interests, all or any part of the assets of the Partnership, and to refund, refinance, increase, modify, consolidate or extend the maturity of any indebtedness created by such borrowings, or any such mortgage, deed of trust, pledge, encumbrance or other security device, all upon such terms as the Managing Partner deems to be in the best interests of the Partnership ("Permitted Partnership Financing");
               (iii)     To place record title to, or the
          right to use, Partnership assets in the name or names of a nominee or nominees for any purpose convenient or beneficial to the Partnership;
               (iv) To employ persons at the
          expense of the Partnership, and on its behalf, in the management of the Partnership's property, on such terms and for such compensation as the Managing Partner deems to be in the best interests of the Partnership; provided, however, that the employment of others by the Managing Partner shall not relieve him of his responsibility for the management of the Partnership;
               (v)  To incur, at the expense of the
          Partnership, bank and investment charges with respect to bank and investment accounts maintained, and other expenses in connection with the management of the Partnership's assets;
               (vi) To employ persons, at the
          expense of the Partnership, to perform legal and accounting services in connection with the management of the Partnership's business, and to provide services in connection with the preparation and filing of any tax return or any other report, including, but not limited to, any report to the Partners required of the Partnership; and
               (vii)     To enter into such agreements,
          contracts, documents and instruments with such parties and to give such receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto, as the Managing Partner deems, in his sole discretion, advisable, appropriate or convenient.
          (c)  Consistent with the provisions of
     Section 10.1(b), the Managing Partner is specifically authorized to employ Chrysalis Ventures, Inc. to manage the Partnership's property, on such terms and conditions as the Managing Partner deems to be in the best interests of the Partnership.
          (d)  Notwithstanding any provision in this
     Article to the contrary, without the prior consent of all of the General Partners and of the Limited
     Partners owning, in the aggregate, a majority of the Partner Percentage Interests held by the Limited Partners, he Managing Partner shall not have the authority to:
               (i)  Do any act in contravention of
          this Agreement or that would make it
          impossible to carry on the ordinary business of the Partnership;
               (ii) Confess a judgment against the
          Partnership;
               (iii)     Admit a General Partner,
          except as provided in this Agreement; or
               (iv) Admit a Limited Partner,
          except as provided in this Agreement.
          (e)  Notwithstanding any provision in this
     Agreement to the contrary, without the prior unanimous consent of all of the Partners, no General Partner shall have the authority to dissolve or liquidate the Partnership.

     10.2 Standard of Care of Managing Partner;
Indemnification.
          (a)  The Managing Partner shall not be
     liable, responsible or accountable in damages to the Partners or the Partnership for any act or omission on behalf of the Partnership performed or omitted by him in good faith and in a manner reasonably believed by him to be within the scope of the authority granted to him by this Agreement
     (including such authority as is given him in connec-tion with the liquidation and dissolution of the Partnership) and in the best interests of the Partnership, unless he has been grossly negligent or willful with respect to such acts or omissions.
          (b)  The Partnership shall indemnify and
     hold harmless the Managing Partner from and against any loss, expense, damage or injury suffered or sustained by him by reason of any act or omission performed or omitted by him arising out of his activities on behalf of the Partnership or in fur-therance of the interests of the Partnership, including, but not limited to, reasonable attorneys' fees or other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that no such indemnification shall be provided if the act or omission involved the gross negligence or willful misconduct of the Managing Partner.
          (c)  Nothing contained in this Section 10.2
     shall restrict or limit any fiduciary obligation of the Managing Partner to the Partners provided by law.

     10.3 Other Activities; Related Party Transac-tions. The Managing Partner shall devote only such of his time to the affairs of the Partnership's business as the Managing Partner, in his discretion, deems necessary. The
Managing Partner may engage in, or possess an interest in, other business ventures of any nature and description, independent of or with others, and neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in and to such independent ventures, or to the income or profits derived therefrom, even if competitive with the business of the Partnership.

     10.4 Reimbursement of Expenses of Managing
Partner. Regardless of whether any distributions are made to the Partners, the Partnership shall reimburse the Managing Partner, at his cost, for the reasonable and neces-sary expenses he incurs in performing services on behalf of the Partnership, including, but not limited to, (i) costs of accounting, statistical or bookkeeping services, (ii) costs of computing or accounting equipment, (iii) travel and lodging expenses, (iv) due diligence expenses, and (v) telephone, postage, legal, accounting and all other expenses relating to the operation of the business of the Partnership.

               ARTICLE XI
               DISSOLUTION

     11.1 Dissolution.
          (a)  The Partnership shall dissolve upon,
     but not before, the first to occur of the following:
               (i)  The Bankruptcy (as hereinafter
          defined), death or withdrawal (unless the withdrawal is by reason of a transfer pursuant to Article XIII hereof) of the last remaining General Partner; or
               (ii) The expiration of the term
          hereof; or
               (iii)     The unanimous vote of all of
          the Partners.
For purposes of this Agreement, the "Bankruptcy" of a General Partner shall be deemed to have occurred 60 days after the happening of (u) the filing of an application by a General Partner for, or his or her consent to, the appointment of a trustee of his or her assets, (v) the filing by a General Partner of a voluntary petition in bankruptcy (whether federal or state), (w) the filing by a General
Partner of a pleading in any court of record admitting in writing his or her inability to pay his or her debts as they become due, (x) the making by a General Partner of a general assignment for the benefit of his or her creditors, (y) the filing by a General Partner of any answer admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against him in any bankruptcy proceeding (whether federal or state) or (z) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Partner a bankrupt, or appointing a trustee of his or her assets, and such order, judgment or decree continuing unstayed and in effect for a period of at least 60 days.
          (b)  Dissolution of the Partnership shall be
     effective upon the date on which the event giving rise to the dissolution occurs, but the Partnership shall not terminate until the assets of the Partnership shall have been distributed as provided in Section
     11.3 hereof. Notwithstanding dissolution of the Partnership, prior to the liquidation and termination of the Partnership, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement.
          (c)  Upon a dissolution of the Partnership
     pursuant to Section 11.1(a)(i) hereof, if the Limited Partners select a successor General Partner (the "Successor General Partner") to replace the sole remaining General Partner (the "Remaining General Partner") within sixty (60) days from the date of the event causing the dissolution, the Partnership shall continue between the Limited Partners and such Successor General Partner as a reconstituted limited partnership under the terms of this Agreement. Such Successor General Partner shall, as a condition to becoming the Successor General Partner, purchase the interest in the Partnership of the Remaining
     General Partner. The purchase price for the Remaining General Partner's interest in the Partner-ship shall be an amount determined in accordance with Section 11.1(d) hereof.
          (d)  (i)  If a Successor General Partner
          is appointed in accordance with the
          provisions of Section 11.1(c) hereof, the purchase price for the Remaining General
          Partner's interest in the Partnership shall be an amount mutually agreed upon by the Remaining General Partner and the Successor
          General Partner within ten (10) days
          following the selection of the Successor
          General Partner or, if the Remaining General
          Partner and the Successor General Partner are unable to so agree, an amount equal to the amount that would have been distributed to the Remaining General Partner had the Partnership sold all of its assets as of the close of the month preceding the date on which the event referred to in Section
          11.1(a)(i) hereof occurred (appropriately adjusted for any distribution received, or capital contribution made, by the Remaining
          General Partner since that date) and then immediately liquidated.
               (ii) If the Remaining General
          Partner and the Successor General Partner are unable to agree on the purchase price within such 10-day period, then the Remaining General Partner and the Successor
          General Partner shall each appoint a qualified appraiser within 15 days thereafter to deter-mine the fair market value of the assets of the Partnership on which the parties are unable to agree. Each of the two appraisers shall make a determination of such fair market value within 30 days following the close of the 15-day period referred to above.
          If the two appraisals differ by 10% or less of the higher appraisal, the fair market value of the assets appraised shall be the average of such two appraisals. If the two appraisals differ by more than 10% of the higher appraisal, the two appraisers shall, within three days thereafter, appoint a third qualified appraiser who shall make a deter-mination of such fair market value within 30 days following his appointment. The fair market value of the assets appraised in such case shall be the middle appraisal of the three appraisals. If the first two appraisers are unable to agree upon a third appraiser within such 3-day period, either party may, within 10 days thereafter, petition the American
          Arbitration Association to appoint a third appraiser, who shall make a determination of such fair market value within 30 days following his appointment. If the first two appraisers are unable to agree upon a third appraiser and neither party petitions for the appointment of a third appraiser within such 10-day period, the fair market value of the assets appraised shall be the average of the two appraisals.
               (iii)     If either the Remaining
          General Partner or the Successor General
          Partner fails to timely appoint an appraiser, or if either of them does not provide the ap-praisal to the other within the time period set forth herein, then (A) such defaulting party shall be deemed to have forfeited his, her or its right to select an appraiser, (B) such defaulting party's appraiser shall be selected by the American Arbitration Association and
          (C) the fair market value of the assets
          appraised shall be the average of the
          appraisals of the other party and that of the appraiser selected by the American
          Arbitration Association.
               (iv) The closing of the purchase of
          the Remaining General Partner's interest in the Partnership shall take place within 10 days following the determination of the purchase price of the Remaining General
          Partner's interest in the Partnership in accordance with the provisions of this
          Section 11.1(d).  Such purchase price shall
          be paid in full in cash at the time of closing.
          (e)  The Partnership shall not dissolve
     upon the Bankruptcy, liquidation, dissolution, withdrawal or assignment of the interest in the Partnership of any Limited Partner. In any such event, the General Partners shall have the right and duty to continue the business of the Partnership under the terms of this Agreement.

     11.2 Sale of Assets Upon Dissolution. Upon a dissolution of the Partnership in a situation in which the Partnership is not continued as provided in Section 11.1(c) hereof, the Managing Partner shall determine, in his sole discretion, whether the assets of the Partnership are to be sold, or whether such assets are to be distributed to the Partners in dissolution of the Partnership.

     11.3 Distributions Upon Dissolution. Upon the dissolution of the Partnership in a situation in which the Partnership is not continued as provided in Section 11.1(c), the properties of the Partnership shall be liquidated in orderly fashion (unless the Managing Partner has determined to distribute the same in kind as provided in Section 11.2 hereof), and the proceeds thereof and the property to be distributed in kind shall be distributed as follows:
          (a)  First, to the payment and discharge of
     all of the Partnership's debts and liabilities and the necessary expenses of liquidation, and to the establishment of any reserves that the Managing
     Partner determines to create in his sole discretion for unmatured and/or contingent liabilities or obligations of the Partnership.
          (b)  Second, to the Partners, in amounts
     equal to the positive balances in their Capital
     Accounts and otherwise in accordance with Section
     9.1.
     If a General Partner has a deficit balance in his or her Capital Account at the time of liquidation and dissolution of the Partnership, after crediting all income upon sale of the Partnership's assets that have been sold, and after making the allocations provided for in Section 11.2 hereof with respect to any of the Partnership's assets that are to be distributed in kind, such General Partner shall be obligated to contribute the amount of such deficit to the Partnership at a time no later than the end of the Fiscal Year in which the Managing Partner's interest is liquidated (or, if later, within 90 days after the date of liquidation).

     11.4 Distributions in Fiscal Year of Dissolution.
It is intended that all distributions made pursuant to this
Article XI shall constitute payments made in exchange for the interest of a Partner in Partnership property within the meaning of section 736(b) of the Code. Any allocation of income or loss of the Partnership to any Partner with respect to any Fiscal Year shall constitute such Partner's distributive share of such income or loss for such Fiscal Year within the meaning of sections 704(a) and 736(a) of the Code, notwithstanding that such allocation shall have been made in the Fiscal Year in which a liquidating distribution occurs.

     11.5 Cancellation of Certificate.  Upon
completion of the distribution of the Partnership's assets and the termination of the Partnership, the Managing Partner shall cause the Certificate of Limited Partnership of the Partnership to be cancelled and shall take such other actions as may be necessary to terminate the Partnership for purposes of the Kentucky Act.

               ARTICLE XII
  WITHDRAWAL AND ASSIGNMENT BY LIMITED PARTNER;
         ADDITION OF LIMITED PARTNERS

     12.1      Withdrawal by Limited Partner.  A
Limited Partner may not withdraw from the Partnership prior to the dissolution of the Partnership pursuant to Article
XI.

     12.2 Assignment of Limited Partner's Interest.
          (a)  Except as provided in Section 12.2(b)
     hereof, no Limited Partner may sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of its interest in the Partnership, nor may an assignee of the Limited Partner be entitled to become a substitute Limited Partner in place of its assignor, without the prior written consent of the Managing Partner, which consent may be withheld by the Managing Partner for any reason whatsoever. Notwithstanding the foregoing, in no event shall a transfer or assignment be effective unless the Managing Partner has received a written opinion of counsel satisfactory to it that such assignment will not violate, or cause the Partnership to violate, any applicable law or governmental regulation, including any federal or state securities law, applicable to such transaction, and that such assignment will not result in a change in its status as a partnership under the Code. Any purported assignment or transfer that is prohibited by the terms of this Section 12.2(a) shall be null and void ab initio and of no force or effect.
          (b)  Notwithstanding Section 12.2(a), a
     Limited Partner may transfer or assign all or any portion of his or her interest as a Limited Partner to any Partner or to any Permitted Limited Partner Transferee. For purposes of this Agreement, the term "Permitted Limited Partner Transferee" shall mean any lineal descendant of David A. Jones and Betty A. Jones or a spouse of such lineal descendant
     (a "Family Member") or any corporation,
     partnership, trust or other entity controlled by, or established for the benefit of, one or more of such Limited Partner or any Family Member.

     12.3 Substitute Limited Partner. No assignee of a Limited Partner shall have the right to become a substitute Limited Partner unless all of the following conditions are satisfied: (a) the fully executed and acknowledged written instrument of assignment has been filed with the Partnership, setting forth the statement of the assignor that the assignee become a substitute Limited Partner in his place; (b) the assignee has executed an Addendum to Agreement of Limited Partnership in the form of Exhibit A hereto; (c) the assignor and assignee have executed and acknowledged such other instruments as the Managing
Partner may, in his sole discretion, deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement, its execution, acknowledgement and delivery to the General Partner of a power of attorney, the form and content of which are as set forth in Section 15.1 hereof, and such other documents as are required by reason of any applicable federal or state securities laws, (d) the General Partner has consented to such assignment and (e) the assignee has paid the costs incurred by the Partnership in connection with such transfer, including, but not by way of limitation, the costs of preparing and filing any necessary amendment to the Partnership's Certificate of Limited Partnership.

     12.4 Admission of New Limited Partner. Except as otherwise specifically provided for herein, no new
Limited Partners may be admitted to the Partnership without the prior consent of the General Partners.

              ARTICLE XIII
  WITHDRAWAL AND ASSIGNMENT BY GENERAL PARTNER


     13.1 Withdrawal and Assignment.  A General
Partner may not withdraw from the Partnership, nor sell, assign or transfer his or her interest in the Partnership to a person who is not a Partner, or admit a new general partner to the Partnership, without the prior written consent of Limited Partners owning, in the aggregate, a majority of the Partner Percentage Interests held by the Limited Partners.
Any purported assignment made without compliance with this Article XIII shall be null and void ab initio and of no force or effect.

               ARTICLE XIV
           TAX MATTERS PARTNER

     14.1 Tax Matters Partner. The tax matters partner ("TMP") for the Partnership shall be the Managing
Partner.

     14.2 Retention of Counsel. The TMP shall employ experienced tax counsel to represent the Partnership in connection with any audit or investigation of the Partner-ship by the Internal Revenue Service ("IRS"), and in con-nection with all subsequent administrative and judicial pro-ceedings arising out of such audit. The fees and expenses of such counsel shall be a Partnership expense and shall be paid by the Partnership. Such counsel shall be responsible solely for representing the Partnership, and if the Partners of the Partnership desire tax counsel to represent their respective separate interests, they may do so at their own expense.

     14.3 Notices to Partners; Expenses.
          (a)  The TMP shall keep the Partners
     informed of all administrative and judicial proceedings as required by section 6223(g) of the Code and shall, within 10 days of receipt thereof, furnish to each Partner a copy of each notice or communication received by the TMP from the IRS
     (except such notices or communications as are sent directly to such requesting Partner by the IRS).
          (b)  All reasonable and necessary expenses
     incurred by the TMP in serving as the TMP, including the costs of the notices provided for in
     Section 14.3(a) hereof, shall be a Partnership expense and shall be paid by the Partnership.

     14.4 Authority of TMP. The TMP shall have the authority to take all acts permitted to be taken by the TMP under the Code.

     14.5 Indemnity. The Partnership shall indemnify and hold harmless the TMP against judgments, fines, amounts paid in settlement and reasonable expenses
(including attorneys' fees) reasonably incurred by him in any civil, criminal or investigative proceeding in which he is involved or threatened to be involved by reason of his being the TMP, provided that the TMP acted in good faith, within what he reasonably believed to be the scope of his authority and for a purpose that he reasonably believed to be in the best interests of the Partnership or its Partners to whom he would otherwise be subject by reason of willful misconduct or negligence in his duties involved in acting as TMP.

               ARTICLE XV
            POWER OF ATTORNEY

     15.1 Appointment of Managing Partner.
          (a)  Each Limited Partner, as well as any
     Limited Partner who becomes a party to this Agreement or becomes entitled to the benefits of its provisions after the date hereof, hereby irrevocably constitutes and appoints the Managing Partner, with full power of substitution, its true and lawful attorney-in-fact, with full power and authority, in its name, place and stead, to make, execute, consent to, swear to, acknowledge, record and file with respect to the Partnership, the following:
               (i)  A certificate of limited
          partnership under the laws of the Common-wealth of Kentucky, including therein all information required by applicable law.
               (ii) Any certificate or other
          instrument that may be required to be filed by the Partnership or the Partners under the laws of any state, or any other jurisdiction in which the Partnership conducts business.
               (iii)     Any and all amendments or
          modifications of the instruments described in
          Sections 15.1(a)(i) or 15.1(a)(ii) hereof.
               (iv) All certificates and other
          instruments that may be necessary, required
          or desirable to effect the dissolution and termination of the Partnership in accordance with the provisions of this Agreement.

     15.2 Extent of Power. The power of attorney hereby granted by each Limited Partner, as well as any Limited Partner who becomes a party to this Agreement or becomes entitled to the benefits of its provisions after the date hereof, is a special power of attorney coupled with an interest, is irrevocable and shall survive the death, Bankruptcy, liquidation or dissolution of the Limited Partner granting it. The Power of Attorney hereby granted may be exercised on behalf of the Limited Partners by referencing all of the Limited Partners on whose behalf a document is being executed, and with a single signature as attorney-in-fact for all of them.

     15.3 Additional Powers. Each Limited Partner hereby agrees to execute and deliver to the Managing
Partner within five (5) days after receipt of the Managing Partner's written request therefor, such other and further powers of attorney and other instruments that the Managing Partner, in his sole discretion, deems necessary or desirable to comply with any laws, rules or regulations relating to the formation, operation or termination of the Partnership.

               ARTICLE XVI
              MISCELLANEOUS

     16.1 Notices.
          (a)  All notices, requests, demands or
     other communications under this Agreement shall be in writing and shall be delivered personally against a written receipt or transmitted by mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:
               (i)  If given to the Partnership, to
          the Partnership at its principal office.
               (ii) If given to a Limited Partner,
          to the address following its name on the signature page of this Agreement or on the Addendum to Agreement of Limited
          Partnership in the form of Exhibit A hereto.
          The Partners may change their respective addresses for notices by giving notice thereof to the Partnership.
          (b)  All notices, demands and requests
     shall be effective and shall be deemed given upon being personally delivered against a written receipt or upon being deposited in the United States mail in the manner provided in Section 16.1(a) hereof. The time period in which a response to any such notice, demand or request shall commence to run, however, shall begin on the date of such personal delivery or the date shown on the return receipt, as applicable; provided, however, that if the recipient of such notice refuses acceptance thereof, then the time period in which his response to such notice must be given shall commence to run two (2) days following such mailing.

     16.2 Amendment.  This Agreement may be
modified or amended, from time to time, only upon the written consent of all of the Partners.

     16.3 Captions. Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof.

     16.4 Construction. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may reasonably require.

     16.5 Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall for all purposes constitute one Agreement, binding upon the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

     16.6 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky.

     16.7 Benefit. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of, the parties hereto, their executors, administrators, heirs, successors and assigns.

     16.8 Severability. If any provision of this Agreement, or the application thereof to any person, entity or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons, entities or circumstances, shall not be affected thereby, and in all events, this Agreement shall be enforced to the greatest extent permitted by law.

     16.9 Entire Agreement. This Agreement contains the entire agreement between the parties hereto. No variations, modifications, or changes hereof shall be binding upon any Partner unless made in accordance with the provisions of Section 16.2 hereof.

     16.10 Successors and Assigns. Subject in all respects to the limitations on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors and assigns of the respective parties hereto.

     IN WITNESS WHEREOF, the General Partners and the Limited Partners have executed this Agreement as of the day and year first above written.
                                   GENERAL PARTNERS:


                                   /s/ David A. Jones
                                   David A. Jones

                                   Address:  500 West Main Street
                                             Louisville, Kentucky 40202


                                   /s/ Betty A. Jones
                                   Betty A. Jones

                                   Address:  500 West Main Street
                                             Louisville, Kentucky 40202


                                   LIMITED PARTNERS:
                                   /s/ David A. Jones
                                   David A. Jones

                                   Address:  500 West Main Street
                                             Louisville, Kentucky 40202



                                   /s/ Betty A. Jones
                                   Betty A. Jones

                                   Address:  500 West Main Street
                                             Louisville, Kentucky 40202


                                        EXHIBIT A

                ADDENDUM
                   TO
    AGREEMENT OF LIMITED PARTNERSHIP



     THIS ADDENDUM TO AGREEMENT OF
LIMITED PARTNERSHIP ("Addendum") is made as of this _____ day of _______________, 19___, by and between DAVID A. JONES, as Managing Partner of JG
PARTNERSHIP, LTD., a Kentucky limited partnership
(the "Partnership") and __________
______________________________ (the "Proposed
Limited Partner").

     RECITALS:

     A.   Pursuant to that certain Agreement of
Limited Partnership dated as of November ___, 1995 (the
"Agreement"), the Partners in the Partnership have provided for certain procedures and restrictions with respect to the business affairs of the Partnership and have placed certain restrictions on the transfer of interests in the Partnership. Except as otherwise provided herein, all capitalized terms in this Addendum shall have the meaning given to them in the Agreement.

     B. The Proposed Limited Partner has proposed to acquire an interest in the Partnership and acknowledges that prior to becoming a substitute Limited Partner, the Proposed Limited Partner is required to execute this Addendum agreeing to be bound by the terms of the Agreement.

     NOW, THEREFORE, the Managing Partner and the Proposed Limited Partner agree as follows:

     The Proposed Limited Partner hereby agrees to be bound by all of the terms and conditions and to assume all of the obligations of a Limited Partner as set forth in the Agreement. The Managing Partner agrees that by executing this Addendum, the Proposed Limited Partner has satisfied his/her/its obligation, pursuant to Section
12.3 of the Agreement to consent, in form and substance satisfactory to the Managing Partner, to being a Limited
Partner subject to the terms of this Agreement.

     WITNESS the signatures of the undersigned, as of the day and date first above written.


                              DAVID A. JONES,
                              Managing Partner,
                              JG Partnership, Ltd.

                              /s/ David A. Jones
                              (Name)
                              (Address)
                              (the Proposed Limited Partner")

                EXHIBIT B

          JG PARTNERSHIP, LTD.



Property Contributed to Partnership Capital


     Contributor              Property                 Fair Market Value


                EXHIBIT C

          JG PARTNERSHIP, LTD.



Capital Contributions, Partner Percentage
 Interests, Partner Cash Flow Interests

                         Capital                Partner        Partner
                        Contribution           Percentage     Cash Flow
                                               Interests      Interest
General Partner


David A. Jones              _____                .51%            .51%

Betty A. Jones              _____                .49%            .49%


Limited Partner

David A. Jones              _____              49.5%            49.5%

Betty A. Jones              _____              49.5%            49.5%